 Mission Community Bancorp Announces Agreement to
Acquire Santa Lucia Bank

SAN LUIS OBISPO, Calif. – June 27, 2011 -- The boards of directors of San Luis Obispo headquartered Mission Community Bancorp (“Mission”)(OTCBB: MISS) and Atascadero headquartered Santa Lucia Bancorp (OTCBB: SLBA) announced today that the companies and Carpenter Fund Manager GP, LLC, as General Partner of the Carpenter Community BancFund, L.P. and Carpenter Community BancFund-A, L.P. (the “Funds”), entered into a definitive merger agreement whereby Mission will acquire Santa Lucia Bank, a wholly owned subsidiary of Santa Lucia Bancorp.

According to the terms of the agreement, the Funds will retire Santa Lucia Bancorp’s preferred stock and associated warrants issued to the United States Department of the Treasury under the Treasury’s Capital Purchase Program, and pay the holders of Santa Lucia Bancorp’s common stock $0.35 cents per share. The agreement also provides for the Funds to acquire the Santa Lucia Bancorp entity as a vehicle to receive and hold certain non-performing assets of Santa Lucia Bank.

“We are pleased to be joining with Santa Lucia Bank and welcome their loyal customers and staff to Mission Community Bank,” said Jim Lokey, Chairman of the Board and Chief Executive Officer of Mission. “Santa Lucia Bank has a long history on the California central coast and a complementary geographic footprint to Mission Community Bank. The strategic opportunities presented in this transaction are very attractive for our shareholders, as we believe the merged company will better serve the communities in which they operate.  We look forward to providing Santa Lucia Bank’s customers the same high level of personal service they presently receive.”

Chairman Lokey continued, “I deeply believe that the strong and well-capitalized combination of Mission Community Bank and Santa Lucia Bank will have a positive impact on the local economies we serve and assist in their economic turnaround. We intend to accomplish this by providing a complete suite of financial services to the entrepreneurs who run small and mid-sized businesses in our communities, and who share our vision to build, expand and create new jobs.”

“Santa Lucia Bank welcomes the partnership with Mission Community Bank and looks forward to being a part of its future. Mission’s vision of expanding their community bank platform that provides exceptional relationship banking is consistent with Santa Lucia’s well established culture over the past 25 years,” said John Hansen, President and CEO of Santa Lucia Bancorp.

At March 31, 2011, Mission had total assets of $217.6 million and total deposits of $174.7, while Santa Lucia Bancorp had assets of $246.3 million and total deposits of $230.7 million. Upon completion of the transaction, Mission is anticipated to have more than $460 million in assets and $400 million in deposits.

The transaction is subject to customary conditions, including the approval of Santa Lucia Bancorp’s shareholders, together with bank regulatory authorities.  The transaction is also subject to the raising of additional capital by Mission, repurchase of Santa Lucia Bancorp’s outstanding Troubled Asset Relief Program (TARP) preferred stock and common stock warrants from the United States Treasury on terms acceptable to the acquiring parties, and Mission Community Bancorp’s assumption of certain liabilities associated with outstanding trust preferred securities of Santa Lucia Bancorp.  The transaction is expected to close in the fourth quarter of 2011.

Mission was advised in this transaction by the law firm of King, Holmes, Paterno & Berliner, LLP. Santa Lucia Bancorp was advised by the law firm Stuart | Moore, Attorneys at Law with D.A. Davidson & Co. acting as their financial advisor.

About Mission Community Bancorp and Bank

Mission Community Bancorp is a bank holding company for Mission Community Bank and Mission Asset Management, Inc. Mission Community Bank is a locally operated community bank which first opened its doors in 1997. There are two full-service Mission Community Bank offices in San Luis Obispo, one each in Santa Maria, Paso Robles and Arroyo Grande, and a new agribusiness loan production office in Oxnard, CA. The bank’s administrative headquarters and the Small Business Banking Center are located in San Luis Obispo.

Forward-Looking Statements

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to uncertain future events and economic conditions.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers as these factors may impact the operating results, the ability to attract deposit and loan customers, the quality of earning assets and government regulation.  The Bank does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Cindy Harrison
Vice President & Assistant Corporate Secretary
Mission Community Bancorp
(805) 597-6126

Margaret Torres
Executive Vice President & Chief Financial Officer
Santa Lucia Bancorp
(805) 466-7799, ext. 1211